Exhibit 10.26

General Counsel: Carys Damon

Inspired Gaming (UK) Limited

First Floor

107 Station Street

Burton on Trent Staffs

DE14 1SZ

19 December 2023

FAO: Brooks Pierce, CEO

Dear Brooks,

Resignation

I refer to our recent conversations and write to confirm my resignation, as Executive Vice President, Chief Financial Officer, Principal Accounting Officer and Officer of Inspired Entertainment, Inc. and as a Director of Inspired Gaming (UK) Limited (“the Company”) effective upon the Company’s written confirmation of its acceptance of this letter, and as an employee of the Company and director of the entities set out in the Appendix, effective 31 December 2023.

In accordance with the terms of my contract of employment with the Company dated 3 August 2021 (the “Contract of Employment”), I am obliged to provide 12 months’ notice and on that basis my contract will terminate at midnight on 31 December 2024 at 11:59pm EST which will be my last day of employment.

We have agreed that I will sign all documentation required to effect my resignation as officer of Inspired Entertainment Inc., director of the Company and the entities in Appendix 1 and as a signatory of the Company in any other capacity.

We have agreed that I will perform such duties and co-operate in transitioning all responsibilities as required by the Company and attend work during the remainder of my notice period on an “as required” basis at the Company’s request. For the avoidance of doubt this means no direct reports from the date on which the Company announces my resignation.

During my notice period and subject to my continued compliance with the terms of the Contract of Employment (save as modified by this letter), I will continue to receive my salary and all other contractual benefits as out below:

(i)	My salary will be paid in GBP and at the current rate of £312,254.87 per annum (subject to deductions as required by law). There will be no further salary reconciliations pursuant to clause 5(a)(ii) of the Contract of Employment with respect to salary received during 2023 or 2024;

(ii)	I will remain eligible pursuant to clause 5(b) of the Contract of Employment to participate in the Company’s Short-Term Incentive Bonus Plan, for the calendar year 2023 and 2024 (even though the payment date of the latter will be after my last day of employment) and to receive all benefits including health insurance, life insurance and pension at current levels;

(iii)	the 75,000 RSUs granted to me under the 2021 Long-Term Incentive Plan (LTIP) shall vest on 31 December 2024, in accordance with and subject to the rules of the plan (and any other RSUs granted under the 2021 LTIP shall continue to vest in accordance with the plan rules) and I will remain eligible to participate in the 2023 Long-Term Incentive Plan in 2024 subject to the plan rules;

(iv)	the 75,000 RSUs awarded to me pursuant to clause 6(a) of the Contract of Employment (the “Special Sign-on Equity Grant”) shall vest on 31 December 2024, in accordance with and subject to the rules of the grant; and

(v)	I acknowledge that, notwithstanding the foregoing, the Company is entitled to exercise its applicable rights under any clawback policy or laws in force during my employment relating to any incentive-based compensation in the event of any accounting restatements.

If I am deemed to have Material Non-Public Information (“MNPI”) at any vesting date the Company will allow net settlement of any shares vesting on that date. If I am not deemed to have MNPI at any vesting date I understand that the Company will evaluate the cash position on any vesting date subject to which it may allow me to net settle any shares that vest and settle on that date.

I agree that I shall take any holiday entitlement that accrues during 2024 during my notice period and before 31 December 2024 and acknowledge that I will not receive any payment in respect of accrued but untaken holiday following 31 December 2024.

I will return all company property and confidential information in my possession or control belonging to the Company or the Inspired group of companies and irretrievably delete any copies of confidential information stored by me on any magnetic or optical disk or memory promptly when requested to do so by the Company. I will also submit any expenses claims in accordance with the Company’s expenses policy within 14 days of 31 December 2024.

I will continue to be bound by the terms of the Contract of Employment, including but not limited to, my implied duties of good faith and fidelity and clauses 14 (Intellectual Property), 15 (Confidentiality) save that (Post-termination Restrictions) will fall away on January 1, 2025.

I understand that the form of wording for the external announcement will be substantially in the form set out in Appendix 2.

Finally I would like to place on record my sincere gratitude to yourself, Carys, Lorne and the rest of the Board of Inspired for the opportunities presented to me since the time of my employment. I wish you the very best fortunes in the future.

Yours sincerely,

/s/ Stewart Baker

Stewart Baker

Appendix 1

INSPIRED COMPANIES

Incorporated in England & Wales

Company No.	Company Name
39T07176544	DMWSL 633 LIMITED
39T07176582	DMWSL 632 LIMITED
39T07176707	DMWSL 631 LIMITED
07120910	GAMING ACQUISITIONS LIMITED
13302880	INSPIRED ENTERTAINMENT (FINANCING) PLC
5804323	INSPIRED GAMING GROUP LIMITED
5304991	INSPIRED GAMING (HOLDINGS) LIMITED
3913734	INSPIRED GAMING (INTERNATIONAL) LIMITED
3565640	INSPIRED GAMING (UK) LIMITED
39T07703864	INSPIRED GAMING (COLOMBIA) LIMITED
0T9219329	INSPIRED GAMING (GREECE) LIMITED
39T07419373	INSPIRED GAMING (ITALY) LIMITED
39T02067231	LEISURE LINK ELECTRONIC ENTERTAINMENT LIMITED
39T03913746	INSPIRED GAMING LIMITED
3444155	REVOLUTION ENTERTAINMENT SYSTEMS HOLDINGS LIMITED
864537	REVOLUTION ENTERTAINMENT SYSTEMS LIMITED
04427252	115CR (150) LIMITED
5348584	GAMESTEC LEISURE LIMITED
5015596	BELL-FRUIT GROUP LIMITED
9280224	ASTRA GAMES LTD
8258418	PLAYNATION LIMITED

Incorporated Overseas

Company No.	Company Name
6071182	INSPIRED GAMING (USA) INC.
AAP-0396	INSPIRED SOFTWARE DEVELOPMENT (INDIA) LLP
C94001	INSPIRED ENTERTAINMENT (MALTA) Limited
C94000	INSPIRED ENTERTAINMENT (MALTA) HOLDINGS LIMITED

Appendix 2

(a) On December , 2023, Mr. Stewart F.B. Baker resigned as Executive Vice President, Chief Financial Officer and principal accounting officer of Inspired Entertainment, Inc. (the “Company”). Mr. Baker will remain available to assist the Company pursuant to his 2021 employment agreement through 2024, including assisting the Company with its restatement efforts and to ensure a smooth transition of his responsibilities.